Exhibit 10.1
(Unofficial Summary Translation)
Agreement

Regarding to

Equity Acquisition of Xi’an Simo Motor Incorporation (Group)

Among

Harbin Tech Full Electric Co. Ltd.

And

Xi’an Simo Electric Co. Ltd.

Shaanxi Electric Machinery Association

Dated: October 2, 2009

AGREEMENT

This equity acquisition agreement (this “Agreement”) is made and entered into as of October 2, 2009 at Xi’an City, People’s Republic of China by and among Harbin Tech Full Electric Co. Ltd.,(“Party A”), and Xi’an Simo Electric Co. Ltd. and Shaanxi Electric Machinery Association (each as “Party B1” and “Party B2”, and collectively as “Party Bs”).
RECITALS
WHEREAS, Party A and Party Bs are both legal person duly incorporated and validly existing according to PRC laws;

WHEREAS, Party B1 and Party B2 are legitimate shareholders of Xi’an Simo Motor Incorporation (Group) (“Simo Motor”), of which Party B1 owns 99.94% shares and Party B2 owns 0.06% shares;

WHEREAS, Simo Motor is a stock limited liability company, with registered address at No.159 Ming Guang Road, Economy and Technology Development Zone, Xi’an, China, of which the legal representative is Yang Yuncheng and the registered capital as well as the contributed capital is RMB 165 million. The business scope of Simo Motor covers: developing, manufacturing, selling and repairing electric motor and other electric machinery, and equipment; processing and manufacturing mold, hardware instruments and home appliances; selling packaging equipment, automobile components, metallic materials, construction and building materials, decoration materials and water-heating equipment;

WHEREAS, Party B1 and Party B2 desire to sell to Party A, and Party A desires to purchase from Party B1 and Party B2, the 100% of the outstanding shares of Simo Motor held by Party B1 and Party B2 and all the corresponding assets of Simo Motor upon the terms and subject to conditions of this Agreement.

NOW, THEREFORE, regarding to transfer of all the shares and all of the corresponding assets of Simo Motor, after equal negotiation, Party A and Party Bs agree on the following:

Article 1  DEFINITIONS

1.1.	As used in this Agreement, the following terms shall have the meanings defined below:

“Acquisition Equity” shall mean the 100% shares of Simo Motor held by Party B1 and Party B2.

“Assets Corresponding to Acquisition Equity” shall mean all of the assets and rights (including all the credits, debts or obligations) of Simo Motor corresponding to the 100% shares of Simo Motor, including but not limited to all of the manufacturing equipments, real-estates, land use right, stocks, raw material, automobiles, intellectual property, receivables, other receivables, payables, business contracts and external investments owned by Simo Motor and so on, unless otherwise provided by this Agreement.

“Acquisition Consideration” shall mean all the consideration to be paid by Party A for this acquisition.

“Closing Date” shall mean the consummation day of this acquisition on which Party A and Party Bs complete all the legal procedures of the transfer of Acquisition Equity (including but not limited to the registration of share transfer of Simo Motor with the competent Industrial and Commercial Bureau) under Article 2.3 hereof.

“Force Majeure” shall mean all events which are unforeseen, unavoidable and insurmountable for its occurrence and consequence, which arise after the effectiveness of this Agreement, which are reasonably outside the control of any Party, which prevent total or partial performance of the Agreement by any Party and which can not be cured by measures which might reasonably be taken in the ordinary course of business by any Party. Such events shall include but not limited to earthquakes, typhoons, fire, flood, war, epidemics, civil disturbances, tsunami, lightning, and any other similar events.

“PRC Laws and Regulations” shall mean PRC laws, regulations and rules which are officially promulgated, published, publicly available and already implemented.

“PRC” shall mean the People’s Republic of China, which for the purposes of this Agreement shall not include the territories of (a) the Hong Kong Special Administrative Region, China, (b) the Macau Special Administrative Region, China, or (c) Taiwan, China.

“RMB” means the lawful currency of the People’s Republic of China.

1.2.	Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Article 2  PURCHASE AND SALE OF Acquisition Equity and Assets Corresponding to Acquisition Equity

2.1
On the Closing Date, upon the terms and subject to the conditions set forth herein, Party Bs shall sell and deliver to Party A, and Party A shall purchase and acquire from Party Bs, all of the Acquisition Equity and Assets Corresponding to Acquisition Equity. Party B1 and Party B2 respectively give up the preemptive right on shares of Simo Motor for each other.

2.2	Acquisition Consideration and Payment

2.2.1
The total Acquisition Consideration shall be no more than eight (8) times of the audited total net profit that Simo Motor generated in 2008. Party A will conduct verification on the assets and capital of Simo Motor within 6 months from the Closing Date. In the event the net assets of Simo Motor confirmed based on such verification on the same day is less than that confirmed by audit report, the difference shall be deducted from the total Acquisition Consideration.   All the debts payable and owed by Simo Motor to Party B1 confirmed in audit report of Simo Motor are already included in such Acquisition consideration.

2.2.2
Party A shall make the payment amounted to equivalent to six (6) times of the audited total net profit that Simo Motor generated in 2008 as the first installment of Acquisition Consideration to the bank account mutually appointed by parties hereof within [10] working days after the effectiveness of this Agreement, and the remaining amount of Acquisition Consideration shall be confirmed upon verification on assets and capital and be paid to Party Bs by Party A within seven months from the Closing Date. Party Bs jointly acknowledge that the payment of Acquisition Consideration to the appointed bank account made by Party A or its assigned affiliate according to this Agreement shall be deemed as payment of Acquisition Consideration to Party Bs by Party A.

2.3
The delivery of the Acquisition Equity and the transfer of the corresponding rights and obligations contemplated by this Agreement shall take place on the Closing Date, on which (1) Party B1 and Party B2 shall deliver to Party A all the documents and instruments reasonably requested by Party A and with respect to all the Acquisition Equity required to be delivered by Party B1 and Party B2 pursuant to this Agreement; and (2) the registration of the entire share transfer of Simo Motor held by Party B1 and Party B2 to Party A with the competent Industrial and Commercial Bureau.

2.4
The parties hereof agree that: unless there is a delay resulting from reasons uncontrollable by Party Bs, Party Bs shall complete the registration of the entire share transfer of Simo Motor with the competent Industrial and Commercial Bureau within 15 working days immediately after the payment of the first installment of Acquisition Consideration made by Party A, otherwise Party Bs shall pay Party A 0.01% of Acquisition Consideration as penalty for each one day delayed, and in the event of delay more than [90] days, Party A shall be entitled to terminate this Agreement unilaterally and Party Bs shall refund the Acquisition Consideration paid by Party A within 5 working days after termination of this Agreement raised by Party A.

2.5
Upon consummation of this acquisition, if any costs listed below are discovered, these costs shall be assumed by Party B1 and unrelated to Party A or Simo Motor: (1) any costs incurred as a result of the prior reformation of Xi’an Motor Plant and the formation of Xi’an Simo Motor Co., Ltd. (the former Simo Motor); (2) any costs associated with the sort out of shares held by employees of Xi’an Simo Motor Co., Ltd. or Simo Motor ; (3) the payment of employment insurance and overtime pay of Simo Motor, including those expenses resulted from reformation of state-owned enterprises, which owed for periods prior to this acquisition; and (4) any other debts, expenses, liabilities or economic obligations arising from the reformation of Xi’an Motor Plant which should have been undertaken by Simo Motor (The costs exclude  those credits and liabilities arising from normal operation of Simo Motor prior to the reformation and accounted in the balance sheet of Simo Motor). The parties acknowledge that the foregoing factors and all the liabilities assumed by Party B1 as a result therefrom have been already fully considered and reflected in the Acquisition Consideration.

2.6
During the course of and/or upon the consummation of acquisition contemplated by this Agreement, Party Bs and the shareholders of Party Bs shall be liable for the debts of Simo Motor or its subsidiaries inconsistent with the representations and warranties made by Party Bs hereof, any claims or obligation of Simo Motor and its subsidiaries to a third party, arising from contractual liabilities, tort or any other reasons and existing prior to the Closing Date and not expressly disclosed to Party A by Party Bs.

2.7
Upon the consummation of this acquisition, the employment contract entered into by Simo Motor and its employees which are undue will remain valid, and the amendment, cancellation, termination and renewal of employment contract will be made by Simo Motor in accordance with related provisions of <Labor Law>, <Employment Contract Law>.

2.8	Party A and Party Bs shall bear respectively all and any taxes imposed in relation to the transactions contemplated under this Agreement in accordance with the PRC Laws and Regulations.

Article 3  REPRESENTATIONS AND WARRANTIE

3.1	Party B1 and Party B2 jointly and severally, hereby represent and warrant to Party A, as of the Closing Date as follows:

3.1.1
As of the Closing Date, (i) 100% shares of Simo Motor, and (ii) all of the shares of subsidiaries of Simo Motor held by Simo Motor are each free and clear of any mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever.

3.1.2	Up to and as of the transfer of shares of Simo Motor to Party A by Party B1 and Party B2, Simo Motor and its subsidiaries shall duly own assets or rights and interests disclosed to Party A.

3.1.3	Party Bs shall be responsible to Party A for the debts, contingent debts and any claims or liabilities relating to Simo Motor, which is not disclosed in the formal acquisition agreement.

3.1.4
As of the execution of this Agreement, Party Bs have obtained all the permits, approvals and filings (if applicable) as required by PRC Laws and Regulations with respect to the sale of 100% shares of Simo Motor and the transfer of Assets Corresponding to Acquisition Equity.

3.1.5
Simo Motor (i) has been duly organized, is validly existing and is in good standing as a stock limited liability company, and has been duly approved or registered by competent PRC competent authorities, (ii) has all power and authority required to carry on its business and to own, lease and operate its properties and assets, (iii) has obtained and remained valid in full force permits and approvals by competent governmental authorities, which are presently required or necessary to carry on its business and to operate its properties.  Simo Motor has not received any notice from any governmental authority that calls into question the full force and validity of any existing permit or approval.

3.1.6
The shares of Simo Motor held by Party B1 and Party B2 constitute all of the issued and outstanding shares of Simo Motor, are validly issued in accordance with PRC Laws and Regulations and fully paid, and were not issued in violation of any preemptive or other similar right.  No other person or entity has any right or option of any nature to acquire any additional shares of Simo Motor.

3.1.7
All of the shares of Simo Motor held by Party B1 and Party B2 are not subject to any rescission right or put right nor does any entity or person have the right to require Simo Motor to repurchase such shares.

3.1.8	Party B1 and Party B2 have valid and full title to all of the shares of Simo Motor.

3.1.9
Unless disclosed to Party A, Simo Motor has no other wholly-owned or partly owned subsidiaries, and does not own, directly or indirectly, any interest or investment in any corporation, partnership, limited liability company, joint venture or trust.

3.1.10	Simo Motor and Party Bs are and have been in compliance with PRC Laws and Regulations applicable to them or any of their respective properties, assets or businesses.

3.1.11
All the documents and materials in connection with Simo Motor as well as its subsidiaries and Party Bs delivered and to be delivered to Party A by Party Bs, including but not limited to meeting minutes, resolutions of shareholders meeting and board meeting, financial statements, account books and other documents in connection with Simo Motor as well as its subsidiaries and Party Bs, accurately reflect in all material respects of all corporate actions and other actions taken by Simo Motor and  its subsidiaries as well as fairly present in all material respects the financial position and the results of operations of Simo Motor and its subsidiaries as of the respective dates thereof and for the respective periods then ended.

3.1.12
To the knowledge of Party Bs, there are no action, proceeding, claim, suit, demand, arbitration, opposition, challenge, hearing, notice of violation or deficiency or investigation, domestic or foreign, pending or, threatened, that relate, directly or indirectly, to this Agreement or that apply to Simo Motor and its subsidiaries or Party Bs, their respective assets, properties or business or to the Assets Corresponding to Acquisition Equity.

3.1.13
To the knowledge of Party Bs, there is no event that is reasonably likely to occur in the foreseeable future, which if it were to occur, could have a material adverse change to Simo Motor and its subsidiaries or Party Bs or its respective assets, properties or business or to the Assets Corresponding to Acquisition Equity.

3.1.14
Except with the prior written consent of Party A, during the period from the execution date to the Closing Date of this Agreement, the businesses and ordinary operation of Simo Motor and its subsidiaries shall be conducted under the supervision of Party A; Party Bs agree to cause Simo Motor and its subsidiaries to make all commercially reasonable efforts consistent therewith to preserve the intactness of Simo Motor’s and its subsidiaries’ material properties, assets and business organizations. Unless otherwise specified in this Agreement, without the prior written consent of Party A, Party Bs shall cause Simo Motor and its subsidiaries not to:

(1)	amend any of its organizational documents such as articles of association or internal rules and policies;
(2)	liquidate, dissolve, recapitalize or otherwise wind up its business;
(3)	make any other changes in the capital structure of Simo Motor and its subsidiaries;
(4)
other than in the ordinary course of business and consistent with past practice, sell, assign, dispose of, lease, pledge, or encumber, or authorize the sell, assign, dispose of, lease, pledge, or encumber of, properties or assets of Simo Motor and its subsidiaries;

(5)	incur any indebtedness or issue any debt securities or assume or guarantee the obligations of any other entities;
(6)	cancel any indebtedness owed to Simo Motor and its subsidiaries by any third party;
(7)	enter into or renew, amend or extend any contracts, agreements or binding documents other than those of ordinary operation;
(8)	agree in writing to take any of the foregoing actions.

3.1.15
Party Bs shall provide prompt written notice to Party A of any change in any of the information contained in the representations and warranties made by Party Bs in Article 3 and shall promptly furnish any information which Party A may reasonably request in relation to such change.

3.1.16	Party B1 and Party B2 agree to jointly and severally undertake and perform all the obligations of Party Bs under this agreement.

3.2
All disclosures furnished and representations and warranties made herein by Party Bs to Party A regarding to the transactions contemplated under this Agreement are true and do not contain any untrue or misleading statement of a material fact or omit to state any material fact.

3.3	Party A represents and warrants to Party Bs as of the Closing Date as follows:

3.3.1	Party A has been duly organized and validly exists as a limited liability company under the PRC Laws and Regulations.

3.3.2	Party A will pay Party Bs the Acquisition Consideration pursuant to the provisions of this Agreement.

3.4	Each party hereby represents and warrant to the other parties as of the Closing Date as follows:

3.4.1	It has all requisite corporate power and authority to execute and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.4.2	This Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

3.4.3
The execution by it of this Agreement and the consummation by it of the transactions contemplated do not and will not (i) violate, conflict with or result in the breach of any PRC Law and Regulations applicable to it or any of its properties or assets, or (ii) result in a breach of or the termination of any contract or agreement which it or its property or assets are bound.

3.4.4
Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take all actions to consummate the transactions contemplated by this Agreement as promptly as practicable, including but not limited to the prompt preparation and filing of all forms, registrations and notices and use its reasonable best efforts as necessary to obtain any requisite approvals, consents by any governmental authority.

3.4.5
Each party shall promptly inform the other parties of any communication from any governmental authority regarding to the transactions contemplated by this Agreement. If any party receives a request for additional information or documentary material from any such governmental authority with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make an appropriate response as soon as reasonably practicable after consultation with the other parties.

Article 4  TERMINATION

4.1	This Agreement may be terminated in the following way:

4.1.1	by mutual written consent of Party A and Party Bs;

4.1.2	by Party A unilateral if:

(1)
a governmental authority shall have issued an order, decree or regulation or taken any other action, in each case permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

(2)	in accordance with provision under Article 2.4 of this Agreement; or
(3)
there is a default or breach by any of Party Bs with respect to the due and timely performance of any of its obligations contained herein, or if the representations or warranties of any of Party B’s contained in this Agreement shall have become inaccurate and has not been cured within twenty (20) calendar days after written notice by Party A to such breaching party.

4.2
In the event of the termination of this Agreement pursuant to Article 4 hereof, this Agreement shall forthwith become void and have no effect. Nothing contained in this Article shall relieve any party from liability for any breach of this Agreement.

Article 5  NON-COMPETITON

5.1
After consummating transfer of Acquisition Equity, Party Bs or its shareholders shall not engage in any business which is in competition with the business currently engaged by Simo Motor within three years from the completion of this acquisition.

Article 6  SURVIVAL & INDEMNIFICATION

6.1	Subject to the provisions of this Agreement, the representations and warranties of Party Bs in Article 3 shall survive the Closing Date and remain in full force and effect after the Closing Date.

6.2
Party Bs agree to indemnify, defend and hold harmless Party A and its successors and assignees and Simo Motor from and against all losses and damages which any such party may actually incur or suffer as a result of or in connection with any breach of any representation or warranty made by Party B1 or Party B2 under this Agreement or the failure to perform any covenant or agreement set forth in this Agreement to be performed by Party B1 or Party B2.

Article 7  FORCE MAJEURE

7.1
In the event of occurrence of Force Majeure, the obligations of the parties under this Agreement shall be suspended during the period of Force Majeure, and the relevant performance period shall be automatically extended by a time period which is equivalent to the actual duration of the Force Majeure.

7.2
The Party claiming Force Majeure shall notify the other parties in writing without delay, and within fifteen (15) days thereafter provide information concerning and documents validly evidencing the occurrence and the time of occurrence of the Force Majeure. The party claiming Force Majeure shall take all reasonable actions to minimize the effects of the Force Majeure as soon as practicable.

7.3
In the event of occurrence of Force Majeure, the parties shall consult with each other without delay so as to work out an equitable resolution and shall use their best endeavours to minimize the effects of the Force Majeure.

Article 8  Resolution of Disputes

8.1
In the event of any dispute, controversy or claim arising out of or relating to this Agreement, including but not limited to any questions regarding the breach, termination or invalidity hereof (“Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations. Such consultations shall commence promptly after a party has advised the other parties in writing of the existing Dispute.

8.2
If the Dispute has not been resolved within thirty (30) days from the date on which one party advised the other Parties of the first time in writing of the existence of a Dispute, any party may submit the Dispute to the China International Economic and Trade Arbitration Commission （”CIETAC”） in accordance with this Article for arbitration in Beijing in accordance with the CIETAC’s rules of arbitration then applicable.

8.3
The arbitral award shall be final and binding upon the Parties.  Except for the specific matters in dispute which are then currently being arbitrated, the Parties shall continue to perform their obligations under this Agreement.

8.4	The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration award.

Article 9  MISCELLANEOUS

9.1	Waiver

No failure or delay of any party to exercise a right under this Agreement shall be deemed a waiver of such right. The single or partial exercise of a right shall not prevent the exercise of the same right in the future.

9.2	Notice

All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or two (2) days after having been dispatched by courier to the appropriate party at the address specified below:

If to Party A, to No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China 150060
Attention: Tianfu Yang

If to Party B1, to N0.159, Ming Guang Road, Economy and Technology Development Zone, Xi’an
Attention: Yuncheng Yang

If to Party B2, to N0.159, Ming Guang Road, Economy and Technology Development Zone, Xi’an
Attention: Yuncheng Yang

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

9.3	Assignment

No party shall assign any of its rights or obligations hereunder to any third party without the prior written consent of the other Parties.

9.4	Invalidity

The invalidity of a provision of this Agreement shall not affect the validity of any other provision of this Agreement.

9.5	Language and Execution in Counterparts

This Agreement is made in Chinese in quadruplicate originals with equal weight, and each Party shall keep one original with one original for Simo motor.

9.6	Amendments

This Agreement may be changed, amended or modified only by means of written agreement executed by the duly authorized representatives of the parties or their permitted successors or assignees.

9.7	Applicable Law

The conclusion, validity, interpretation, implementation of this Agreement and the resolution of disputes hereunder, shall be governed by PRC Laws and Regulations.

9.8	Effectiveness

This Agreement shall take effect when it is executed by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representative on the date first set forth above.

(No text below)

(This is the page for execution of Agreement Regarding to Equity Acquisition of Xi’an Simo Motor Incorporation (Group) Among Harbin Tech Full Electric Co. Ltd. And Xi’an Simo Electric Co. Ltd. Shaanxi Electric Machinery Association)

Party A: Harbin Tech Full Electric Co. Ltd.
Legal Representative / Authorized Representative:

Party B1: Xi’an Simo Electric Co. Ltd.
Legal Representative / Authorized Representative:

Party B2: Shaanxi Electric Machinery Association
Legal Representative / Authorized Representative: